Exhibit 99.1

INmune Bio Inc. Announces 24-Month Stability Validation of XPro™ for Phase III Readiness and Commercial Supply Chain Modeling & Development of Novel Immunogenicity Assay

Boca Raton, Florida, April 23, 2024 (GLOBE NEWSWIRE) --  INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, is delighted to announce the successful completion of the extended stability validation for XProTM continuous storage in solution at 2-8C. The 24 and 30-month stability test samples passed all chemistry and potency assays; allowing the Company to make a conservative claim of 24-month stability. The 24-month stability claim is consistent with other pegylated cytokines, such as alpha-interferon, and allows the Company to design a global supply chain using proven and established systems. With this data, the company can benefit from such existing systems that use temperature controlled and monitored shipment of liquid-formulation drugs at 2-8C, which is routine across the pharmaceutical industry. The 24-month stability data confirms that XProTM can mirror these established supply chain strategies.

“24-month stability is essential for our plans to use XProTM as we move towards Phase III and commercial applications and allows us to utilize a well-established global distribution system,” said RJ Tesi, MD. “Distribution is only part of the product supply equation.  Use at the point of care by the patient is equally important.  We hope to provide XProTM in a pre-filled syringe format for easy home storage and self-administration by AD patients and their caregivers.”

In addition to the 24-month stability progress, the Company further announced that it has filed a patent application after it successfully developed an anti-drug antibody assay for XProTM that mitigates false positive readings associated with the application of conventional bridging and affinity capture elution (ACE) formats. Due to XProTM’s unique mechanism, namely trimerization and exchange of monomeric units, the application of such conventional assays can be problematic. The detection of anti-drug antibodies for XProTM in human serum according to the new assay utilizes a novel ACE-AG format. Details of the assay will be disclosed in the forthcoming 18th Workshops on Recent Issues in Bioanalysis (WRIB) in San Antonio, TX this coming May 7, 2024, with a poster titled “Anti-Drug Antibody (ADA) Assay for XPro 1595, a Self-Assembling Trimer: Alternative to Standard Bridging or ACE Approaches”. “This new assay is the product of a unique challenge and applied innovation, which has now resulted in the filing of a patent application adding value to the XPro1595 franchise” said Joshua Schoonover, the Company’s General Counsel.

Tho Company remains on track in line with prior guidance to complete its Phase 2 clinical trial involving the use of XProTM for the treatment of Alzheimer’s Disease in patients with biomarkers of neuroinflammation.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:
Jason Nelson, Core IR
(516) 842-9614 x-823